Exhibit 99.1

Highly Statistically Significant Tumor Growth Inhibition by a

Combination of Lenalidomide and SNS01-T in Cancer Model

No Tumor Regrowth 8 Weeks after End of Treatment

BRIDGEWATER, N.J. (August 13th, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE MKT: SNT) announced today the results from the completed non-clinical study of SNS01-T in combination of lenalidomide in a model of multiple myeloma. Combining SNS01-T treatment with lenalidomide (the active ingredient in REVLIMID® marketed by Celgene Corporation) inhibits tumor growth more effectively than either drug alone. All mice treated with the combination survived over 100 days to the end of the study. Tumors were eradicated after a single 6-week cycle of the combination in two thirds of the animals, and there was no regrowth after an additional 8 weeks without further treatment.

“Originally we observed that the optimal combination eliminated tumors in over 80% of the animals treated with SNS01-T and lenalidomide, but we wanted to see if the tumors would regrow after treatment was ended,” said Leslie J. Browne, Ph.D., President and CEO of Senesco. Dr. Browne added, “We were pleased to see that there was no regrowth after 8 weeks without treatment in all but one of the mice that had undergone complete remission. The tumor that escaped remission responded to further treatment. SNS01-T with lenalidomide looks like a good combination for evaluation in clinical trials.”

Summary of Multiple Myeloma Model Results

Mice implanted with human myeloma tumors derived from RPMI 8226 cells were randomized into 4 groups and treated with control nanoparticles, or, either SNS01-T (0.375 mg/kg; i.v., 2x per week), lenalidomide (50 mg/kg; i.p., 5x per week), or both. The mice received 2 cycles of treatment, 6 weeks and 5 weeks respectively, with an 11 day rest period between cycles. Mice, whose tumors were undetectable at the end of cycle 1, received no drug treatment in cycle 2 unless tumor reappeared. The mice were monitored for 2 weeks after the end of the second cycle of treatment. The total length of the study was 102 days.

At the end of the second cycle of dosing, tumor growth was inhibited compared to control nanoparticles by 84% (p < 0.0001), 34% (p = 0.05), and 98.1% (p << 0.0001) in animals treated with SNS01-T, 50 mg/kg of lenalidomide, and SNS01-T plus 50 mg/kg of lenalidomide, respectively. The median survival of mice treated with control nanoparticles or 50 mg/kg of lenalidomide was 48 days and 95 days, respectively. Mice treated with SNS01-T or SNS01-T in combination with lenalidomide had 60 % and 100 % survival, respectively, and thus median survival could not be determined in these groups.

In conclusion, SNS01-T alone and in combination with 50 mg/kg of lenalidomide demonstrated significantly improved efficacy compared to lenalidomide alone. Tumors were eradicated in 4 out of 6 animals receiving SNS01-T plus lenalidomide and did not reappear during 8 weeks with no further treatment.

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods, 212-732-4300
rwoods@ceocast.com